Exhibit 4.10

NINTH AMENDMENT AND CONSENT TO SECOND AMENDED AND RESTATED CREDIT AGREEMENT

This NINTH AMENDMENT AND CONSENT TO SECOND AMENDED AND RESTATED CREDIT AGREEMENT, dated as of February 8, 2006 (this “Amendment”), to the Existing Credit Agreement (as hereinafter defined), by and among (i) CONN-SELMER, INC., f/k/a THE SELMER COMPANY, INC., a Delaware corporation, and the surviving corporation of the merger of United Musical Instruments USA, Inc. and United Instruments Holdings, Inc. with and into Conn-Selmer, Inc. (“Conn-Selmer”), (ii) STEINWAY, INC., a Delaware corporation (“Steinway” and together with Conn-Selmer, the “Borrowers”), (iii) those signatories hereto and identified on Schedule I (as may be amended from time to time) as Guarantors (the “Guarantors”), (iv) the lenders (the “Lenders”) from time to time party to the Existing Credit Agreement (defined below) and (v) GMAC COMMERCIAL FINANCE LLC (successor by merger to GMAC Commercial Credit, LLC), a Delaware limited liability company, as administrative agent for the Lenders hereunder (in such capacity, the “Administrative Agent”).

RECITALS

A.            The Borrowers, the Guarantors, the Administrative Agent and the Lenders have entered into the Existing Credit Agreement, pursuant to which the Lenders are providing to the Borrowers an $85,000,000 revolving credit facility and a $22,500,000 term loan facility, each of which is secured by certain accounts receivable, real estate, and other collateral of Conn-Selmer and Steinway and guaranteed by the Guarantors.

B.            Steinway Musical Instruments, Inc. (“SMI”) has requested that the Lenders consent: (i) to SMI’s issuance of $175,000,000 7.0% Senior Notes due 2014 (the “New Senior Notes”) which will be guaranteed by the Borrowers and the Guarantors and (ii) to SMI’s use of the proceeds of the issuance of the New Senior Notes to repurchase or redeem all of SMI’s outstanding 8¾% Senior Notes due 2011 (the “Old Notes”) and to pay all outstanding accrued interest thereon and any premiums, penalties, fees and expenses incurred in connection therewith (the issuance of the New Senior Notes and the use of proceeds described in (i) and (ii) above are referred to herein as the “Transaction”).

C.            The Lenders have agreed to consent to the Transaction subject to the conditions described herein and the parties hereto desire to amend certain provisions of the Existing Credit Agreement as hereinafter provided to effectuate the same.

D.            In consideration of the foregoing and of the mutual covenants and undertakings herein contained, the parties hereto hereby agree that the Existing Credit Agreement is amended as hereinafter provided.

ARTICLE I
Definitions

1.             Definitions. (a)  In addition to the definitions set forth in the heading and the recitals to this Amendment, the following definitions shall apply hereto:

“Existing Credit Agreement”: the Second Amended and Restated Credit Agreement, dated as of

September 14, 2000, among (i) Selmer, (ii) Steinway, (iii) the Guarantors, (iv) the Lenders and (v) the Administrative Agent as amended or otherwise modified from time to time prior to the effective date of this Ninth Amendment.

“New Senior Notes”: those certain Senior Notes issued by SMI in the aggregate principal face amount not to exceed $175,000,000 pursuant to the New Senior Notes Indenture.

“New Senior Notes Holders”: the holders of the New Senior Notes.

“New Senior Notes Indenture”: that certain Indenture relating to the New Senior Notes to be entered into among the New Steinway Senior Notes Parties and the New Senior Notes Trustee.

“ New Senior Notes Trustee”: The Bank of New York, as trustee for the New Senior Notes Holders pursuant to the New Senior Notes Indenture and any successors or assigns of such trustee.

“New Steinway Senior Notes Parties”: SMI, Conn-Selmer, The Steinway Piano Company, Inc., Steinway, Inc., S&B Retail, Inc., Boston Piano Company and The O.S. Kelly Company.

(b)           Unless otherwise indicated, capitalized terms that are used but not defined herein shall have the meanings ascribed to them in the Existing Credit Agreement.

ARTICLE II

Representations

1.             Representations. Each of the Borrowers and Guarantors hereby represents and warrants as follows:

(a)           It has full power, authority and legal right to enter into this Amendment and perform all of its respective obligations hereunder. The execution, delivery and performance hereof is within its powers and has been duly authorized, is not in contravention of any law(s) which might have a material adverse effect upon it, the Collateral, its operations, financial condition or prospects, or in contravention of the terms of its by-laws, certificate of incorporation, declaration of trust or other documents relating to its formation, as applicable, or to the conduct of its business or of any material agreement or undertaking to which it is a party or by which it is bound, and will not conflict with or result in any breach of any of the provisions of, or constitute a default under, or result in the creation of any Lien upon any of its assets under, the provisions of any agreement, charter, instrument, by-law, declaration of trust or other instrument to which it is a party or by which it or its assets may be bound.

(b)           It is duly organized and in good standing under the laws of its respective state of organization and it is qualified to do business and is in good standing in each jurisdiction in which qualification and good standing are necessary for it to conduct its businesses and own its properties and where the failure to so qualify would have a Material Adverse Effect.

(c)           This Amendment has been duly executed and delivered on its behalf and this Amendment constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

(d)           The conditions contained in Article V hereof have been satisfied.

(e)           Each of the Loan Documents is on the date hereof in full force and effect.

(f)            No Default or Event of Default has occurred and is continuing.

(g)           It has not granted and will not grant any Lien on any of its property or assets to the New Senior Notes Trustee or any New Senior Notes Holder.

ARTICLE III

Amendments to Existing Credit Agreement

1.             Amendments to Section 1. Section 1.1 of the Existing Credit Agreement is hereby amended by deleting the following definitions in their entirety and replacing them with the following:

“Senior Notes”: those certain Senior Notes issued by SMI from time to time in the aggregate principal face amount not to exceed $175,000,000 pursuant to the Senior Notes Indenture, and any guarantees of the Senior Notes and any refinancing of the same with senior notes or subordinated notes that are issued by SMI, and any subsequent refinancings thereof that comply with the terms hereof, provided that (i) such refinancing is on similar and customary terms and conditions that are no less favorable in any material respect to the Loan Parties or the Lenders than the terms governing the Senior Notes and (ii) the amount of such refinancing is in a principal amount not to exceed (1) the principal amount of indebtedness so refinanced plus (2) unpaid accrued interest on such indebtedness being refinanced plus (3) premiums, penalties, fees and expenses actually incurred by SMI or the Guarantors in connection with the repayment and refinancing thereof.

“Senior Notes Indenture”: that certain Indenture, dated as of April 19, 2001, among the Steinway Senior Notes Parties and the Senior Notes Trustee, as amended, supplemented or otherwise modified from time to time, including any Indenture executed in connection with a refinancing of the Senior Notes issued thereunder.

2.             Amendment to Section 6.17. Section 6.17 of the Existing Credit Agreement is hereby amended by inserting in the eleventh line thereof after the words “immediately set forth above,” the words “refinancings permitted under Section 9.2(e) and Section 9.2(f) of this Agreement or otherwise permitted pursuant the definition of Senior Notes,”.

3.             Amendment to Section 9.4(a). Section 9.4(a) of the Existing Credit Agreement is hereby amended by inserting in the second line thereof after the words “Senior Subordinated Notes” the words “and Senior Notes,”.

3.             Amendment to Section 9.20. Section 9.20 of the Existing Credit Agreement is hereby amended by inserting in the fourth line thereof after the words “or other Basic Documents” the words “, except in accordance with the refinancing of Senior Subordinated Notes or the Senior Notes in accordance with Section 9.2(e) or Section 9.2(f), respectively, or otherwise in accordance with the definition of Senior Notes”.

4.             Amendment to Section 9.21(a). Section 9.21(a) of the Existing Credit Agreement is hereby amended by inserting in the third line thereof after the words “activity incident thereto” the words “, (ii) incurring and refinancing Indebtedness permitted pursuant to the terms hereof,” and replacing the words “and (ii)” with the words “and (iii)”.

5.             Amendment to Section 9.21(b). Section 9.21(b) of the Existing Credit Agreement is hereby amended by inserting in the second line thereof after the words “activity incident thereto” the words “, (ii) incurring and refinancing Indebtedness permitted pursuant to the terms hereof,” and replacing the words “and (ii)” with the words “and (iii)”.

ARTICLE IV

Consent and Agreement

1.             The Administrative Agent and the Lenders hereby  consent to the execution and delivery of the New Senior Notes Indenture (including the guarantees set forth therein), the issuance of the New Senior Notes and the use of the proceeds thereof to repurchase or redeem the Old Notes (including the payment of any unpaid accrued interest thereon plus any premiums, penalties, fees and expenses actually incurred by SMI or the Guarantors in connection with such redemption) (notwithstanding any Lien that the Administrative Agent and the Lenders may have in such proceeds).

ARTICLE V

Conditions to Effectiveness

This Amendment, and the modifications to the Existing Credit Agreement provided for herein, shall become effective on the date (the “Ninth Amendment Effective Date”) on which all of the following conditions have been (or are concurrently being) satisfied:

1.             This Amendment shall have been duly executed and delivered by each party thereto.

2.             No Default or Event of Default shall have occurred and be continuing.

3.             All corporate and other proceedings, and all documents, instruments and other legal matters in connection with the transactions contemplated by the Existing Credit Agreement and this Amendment shall be reasonably satisfactory in form and substance to the Administrative Agent, and the Administrative Agent shall have received such other documents in respect of any aspect or consequence of the transactions contemplated hereby or thereby as it shall reasonably request.

ARTICLE VI

Miscellaneous

1.             No Other Amendments; Confirmation. Except as expressly amended, modified and supplemented hereby and by the documents related hereto, the provisions of the Existing Credit Agreement and the other Loan Documents shall remain in full force and effect.

2.             Affirmation by Loan Parties. Each Loan Party hereby reaffirms its obligations under the Loan Documents executed by such Loan Party.

3.             Governing Law; Counterparts. (a)  This Amendment and the rights and obligations of the parties hereto shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York.

(b)           This Amendment may be executed by one or more of the parties hereto on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Amendment signed by all the parties shall be lodged with each of the Borrowers and the Administrative Agent, as the Administrative Agent. This Amendment may be delivered by facsimile transmission of the relevant signature pages hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the day and year first above written.

CONN-SELMER, INC.,
Borrower

By:	/s/ Dennis M. Hanson
Title: Senior Executive Vice President

STEINWAY, INC.,
Borrower

By:	/s/ Dennis M. Hanson
Title: Senior Executive Vice President and Chief Financial Officer

GMAC COMMERCIAL FINANCE LLC
(successor by merger to GMAC Commercial Credit, LLC),
as Administrative Agent

By:	/s/ Harvey Winter
Title: Senior Vice President

GMAC COMMERCIAL FINANCE LLC
(successor by merger to GMAC Commercial Credit, LLC),
as Lender

By:	/s/ Harvey Winter
Title: Senior Vice President

FLEET CAPITAL CORPORATION,
as Lender

By:	/s/ Christopher M. O’Halloran
Title: Vice President

THE BANK OF NEW YORK,
as Lender

By:	/s/ John M. Foley, Jr.
Title: Vice President

BANKNORTH, N.A.,
as Lender

By:	N/A
Title:

LASALLE BUSINESS CREDIT, LLC,
as Lender

By:	/s/ Daniel K. Clancy
Title: First Vice President

ISRAEL DISCOUNT BANK OF NEW YORK,
as Lender

By:	N/A
Title:

SCHEDULE I

GUARANTORS

Steinway Musical Instruments, Inc.,

Guarantor

By:	/s/ Dennis M. Hanson
Title: Senior Executive Vice President and Chief Financial Officer

800 South Street
Suite 425
Waltham, MA 02453

The Steinway Piano Company, Inc.,
Guarantor

By:	/s/ Dennis M. Hanson
Title: Senior Executive Vice President and Chief Financial Officer

600 Industrial Parkway
Elkhart, IN 46516

S&B Retail, Inc.,
Guarantor

By:	/s/ Dennis M. Hanson
Title: Senior Executive Vice President and Chief Financial Officer

455 Route 17 South
Paramus, New Jersey 07652

Boston Piano Company, Inc.,
Guarantor

By:	/s/ Dennis M. Hanson
Title: Senior Executive Vice President and Chief Financial Officer

37-11 19th Avenue
Long Island City, NY 11105

The O.S. Kelly Corporation,
Guarantor

By:	/s/ Dennis M. Hanson
Title: Senior Executive Vice President

P.O. Box 1267
318 E. North Spring Street
Springfield, OH 45503